                                  Exhibit 11.1

                       Digital Transmission Systems, Inc.

              STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                       For periods ending March 31, 1997

                                              THREE MONTHS        NINE MONTHS
                                              ------------        -----------

Common shares outstanding
 at the beginning of the period                 3,959,640           3,920,700

Net effect of shares granted for
 options exercised during the
 period                                            64,643              47,123
                                               ----------          ----------
Total                                           4,024,283           3,967,823
                                               ==========          ==========
Net income (loss) applicable to
 common stockholders                          ($  187.000)        ($1,532,000)
                                               ==========          ==========

Net income (loss) per share applicable
 to common stockholders                       ($     0.05)        ($     0.39)
                                               ==========          ==========